UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14c of the
Securities Exchange Act of 1934

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General Steel Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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GENERAL STEEL HOLDINGS, INC.
Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue
 Chaoyang District
 Beijing, China 100020

Notice of Action Taken Pursuant to Written Consent of Stockholders

Dear Stockholder:

The accompanying Information Statement is furnished to holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of General Steel Holdings, Inc. (the “Company”, “our”, “we” or “us”). The purpose of this Information Statement is to notify our shareholders that, on April 7, 2010, we received a written consent from certain of our stockholders, holding or able to direct the vote of approximately 59.0% of the then total issued and outstanding voting capital stock of the Company (the “Stockholder Consent”) comprised of 21,451,200 shares of our Common Stock and 3,092,899 shares of our Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock,” and together with the Common Stock, “Voting Stock”),  to implement the ratifications and approvals described below.

We are required to obtain the ratifications and approvals of stockholders described below to ensure compliance with Section 312 of the New York Stock Exchange (“NYSE”) listed company manual which requires shareholder approval of the transactions and securities issuances relating to our private placement effectuated in December 2007 and our registered direct offering effectuated in December 2009.  In addition to the requirements of the NYSE listed company manual, the stock purchase agreements executed in connection with our December 2007 private placement and our December 2009 registered direct offering require us to obtain shareholder approval with respect to the transactions and securities issuances made in connection therewith.

To ensure compliance with the above requirements, the Stockholder Consent was obtained to:

(1)  ratify our private placement that closed on December 13, 2007 (the “Private Placement”) and the issuance to investors of a total of $40 million of senior convertible promissory notes (the “Notes”) and warrants (the “December 2007 Warrants”) to purchase 1,154,958 shares of our Common Stock, and approve the issuance of the 1,154,958 shares of Common Stock that may be issued upon exercise of the December 2007 Warrants and the issuance of any and all shares of Common Stock that have been issued or may be issued upon the conversion of the December 2007 Notes, all as described in the Stock Purchase Agreement dated December 13, 2007, entered into by and among the Company, Zuosheng Yu, our Chairman and Chief Executive Officer, and the investors listed on the Schedule of Buyers attached thereto (the “December 2007 SPA”) and related Transaction Documents (as defined in the December 2007 SPA) in accordance with the terms thereof (the December 2007 SPA and related Transaction Documents were filed as Exhibits to our Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on December 14, 2007).

(2) ratify our issuance of additional shares of Common Stock resulting from conversion of the Notes after the application of the conversion price reset provision included in Section 7(f) of the Notes which reset the conversion price of the Notes to $4.2511 per share of Common Stock and increased the number of shares of Common Stock to be issued upon conversion of the Notes (by way of illustration, based on the original $12.47 conversion price per share provided for in the Notes and excluding the interest payments accrued and payable thereunder, the $40 million principal amount of the Notes was convertible into 3,207,699 shares of Common Stock, whereas based on the $4.2511 conversion price per share effective after the conversion price was reset in accordance with Section 7(f) of the Notes and excluding the interest payments accrued and payable thereunder, the $40 million principal amount of the Notes was convertible into 9,409,330 shares of Common Stock);

(3) ratify our registered direct offering that closed on December 30, 2009 (the “Registered Direct Offering”) and the issuance to investors of 5,555,556 shares of Common Stock and warrants to purchase 2,777,778 shares, subject to adjustment, of our Common Stock (the “December 2009 Warrants”) issued in the Registered Direct Offering, and approve the issuance of the 2,777,778 shares of Common Stock that may be issued upon exercise of the December 2009 Warrants, all as described in the Securities Purchase Agreement dated as of December 24, 2009, by and between the Company and each purchaser identified on the signature pages thereto (the “December 2009 SPA”) and related Transaction Documents (as defined in the December 2009 SPA) in accordance with the terms thereof (the December 2009 SPA and related Transition Documents were filed as Exhibits to our Form 8-K filed with the SEC on December 24, 2009); and

(4) approve the issuance of 2,745,914 additional shares (the “Reset Shares”) of Common Stock that may be issued to the holders of the December 2007 Warrants, upon exercise thereof, as a result of Warrant Reset Agreements dated December 24, 2009 entered into by and between the Company and the holders of the December 2007 Warrants in connection with the Registered Direct Offering whereby the exercise price of the December 2007 Warrants was reduced from $13.51 to $5.00 per share of Common Stock and the number of shares of Common Stock to be issued upon exercise of the December 2007 Warrants was increased by from 1,154,958 to 3,900,872 shares (the Warrant Reset Agreements were filed as Exhibits to our Form 8-K filed with the SEC on December 24, 2009).

The enclosed Information Statement is being furnished to you to inform you that the foregoing consent actions have been approved by the holders of, or persons able to direct the vote of, a majority of the outstanding shares of our Common Stock and Series A Preferred Stock. The Board of Directors is not soliciting your proxy in connection with the stockholder consent actions and proxies are not requested from stockholders.  The ratifications and approvals set forth in the stockholder consent will not become effective before a date which is 20 days after this Information Statement was first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by a majority of our stockholders.

By Order of the Board of Directors of General Steel Holdings, Inc. /s/ John Chen John Chen Secretary
Beijing, China
May 18, 2010

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 19, 2010.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL STEEL HOLDINGS, INC.
Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue
 Chaoyang District
 Beijing, China 100020

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being furnished on or about May 19, 2010 to the holders of record of the common stock, par value $0.001 per share (“Common Stock”) of General Steel Holdings, Inc. (the “Company”) as of the close of business on April 1, 2010.

The Board of Directors of the Company has approved and stockholders, including all of our executive officers and directors and the holder of our Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock,” and together with the Common Stock, “Voting Stock”), collectively representing 59.0% of our issued and outstanding shares of Voting Stock as of April 1, 2010, have consented in writing to the actions described below.  Such approval and consent constitute the approval and consent of a majority of the total number of shares of the Company’s outstanding Voting Stock and is sufficient under the Nevada Revised Statutes, the Company’s Articles of Incorporation, as amended, and Bylaws to approve such actions.  Accordingly, the actions will not be submitted to the other stockholders of the Company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the actions in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated under the Exchange Act, including Regulation 14C.

Delivery of Documents to Stockholders Sharing an Address

The Company will only deliver one Information Statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders.  Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: General Steel Holdings, Inc., Kuntai International Mansion Building, Suite 2315, Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing 100020.

Record Date; Stockholders Entitled to Information Statement

This Information Statement is being mailed to you on or about May 19, 2010.  The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company's Common Stock.

The close of business on April 1, 2010 (the “Record Date”) has been established by the Board of Directors as the record date for the determination of stockholders entitled to receive this Information Statement and this notice of the written consent from certain of our stockholders (the “Stockholder Consent”) with respect to actions discussed under the heading “NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS” below.

Stockholder Proposals

No proposals have been provided by stockholders of the Company for inclusion in this Information Sheet.

Dissenters Rights of Appraisal

None.

Additional Information

The Company  files reports with the SEC, including annual and quarterly reports, as well as other information the Company is required to file pursuant to securities laws. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

VOTING AND VOTE REQUIRED

Pursuant to the Company’s Bylaws and the Nevada Revised statutes, a vote by the holders of at least a majority of the Company’s outstanding Voting Stock is required to affect the actions described herein. The Company’s Articles of Incorporation, as amended, do not authorize cumulative voting.  As of the record date, the Company had 51,855,695 shares of Common Stock issued and outstanding and 3,092,899 shares of Series A Preferred Stock issued and outstanding.  The 3,092,899 shares of Series A Preferred Stock have in the aggregate voting rights equal to 30% of the Company’s total Voting Stock.  The voting power representing not less than a majority of our Voting Stock is required to pass any stockholder resolutions. The consenting stockholders, including all of the Company's executive officers and directors and the holder of the Series A Preferred Stock, collectively hold 59.0% of the voting power attributed to the Company's issued and outstanding shares of Voting Stock.  Pursuant to the Nevada Revised Statutes, the consenting stockholders voted in favor of the actions described herein in a stockholder consent, dated April 7, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 1, 2010, as to shares of Common Stock and Series A Preferred Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of Common Stock and Series A Preferred Stock, (ii) each of the Company's current named executive officers, (iii) each of the Company's current directors and (iv) all the Company's current directors and named executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o General Steel Holdings, Inc., Kuntai International Mansion Building, Suite 2315, Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing, China 100020.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership of Class (1)		Percentage of Voting Power
Common Stock
Directors and Named Executive Officers		Common Stock	Series A Preferred Stock
Zuosheng Yu (2) Chief Executive Officer and Chairman of the Board of Directors	7,168,900	13.8%		9.7%
John Chen Chief Financial Officer and Director	30,000	*		*
Ross Warner Director	109,800	*		*
Danli Zhang Director	75,000	*		*
John Wong Director	25,000	*		*
James Hu Director	10,000	*		*
Chris Wang Director	22,500	*		*
Qinghai Du Director	5,000	*		*
Zhongkui Cao Director	5,000	*		*
Executive Officers and Directors as a group	7,451,200	14.4%		10.1%

5% Owners
Golden Eight Investments Limited (2)	14,000,000	27.0%		18.9%
Series A Preferred Stock
Victory New Holdings Limited (3)	3,092,899		100%	30.0%

* less than 1%

(1) Percentages based on 51,855,695 shares of Common Stock and 3,092,899 shares of Series A Preferred Stock outstanding as of April 1, 2010.

(2) Mr. Yu is the beneficial owner of 7,128,900 shares of Common Stock held in his name and 14,000,000 shares of Common Stock held in the name of Golden Eight Investments Limited (“Golden Eight”).  Mr. Yu is the sole director of Golden Eight.  Golden Eight is wholly owned by The GSI Family Trust U/A/D 01/21/10 (the “Trust”).  Mr. Yu has sole power of revocation over the Trust and is the sole member of the Investment Committee of the Trust. As such, Mr. Yu has voting and investment control directly over the securities held by the Trust and indirectly over the securities held by Golden Eight. Mr. Yu also has voting and investment control over 3,092,899 shares of Series A Preferred Stock held in the name of Victory New Holdings Limited, a British Virgin Islands registered company, which, while outstanding, have a voting power equal to 30% of the combined voting power of the Company’s Common Stock and preferred stock.

(3) Victory New Holdings Limited, a British Virgin Islands registered company (“Victory New”) and is controlled by the Company’s Chairman and Chief Executive Officer, Zuosheng Yu.  Victory New holds 3,092,899 shares of the Company’s Series A Preferred Stock which, while outstanding, have a voting power equal to 30% of the combined voting power of the Company’s Voting Stock.

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of the Company which may result in a change in control of the Company.

SUMMARY OF CORPORATE ACTIONS

General

The corporate actions described below are required to be approved and ratified by the stockholders of the Company to ensure compliance with Section 312 of the New York Stock Exchange (“NYSE”) listed company manual which requires shareholder approval of the transactions and securities issuances relating to the Company's private placement effectuated in December 2007 and the Company's registered direct offering effectuated in December 2009.  The provisions of Section 312(c) requiring such approvals is set forth as follows:

“(c) Shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.”

In addition to the requirements of the NYSE listed company manual, the stock purchase agreements executed in connection with the Company's December 2007 private placement (“Private Placement”) and the Company's December 2009 registered direct offering (“Registered Direct Offering”), as described in more detail below, require the Company to obtain shareholder approval with respect to the transactions and securities issuances made in connection therewith.

With respect to the Private Placement, the Company did not obtain shareholder approval prior to the consummation of the transaction because shareholder approval was not required prior to the issuance of the securities in such transaction under the then applicable rules and regulations.  Such rules and regulations included those of the American Stock Exchange on which the Company’s common stock was listed at the time of the Private Placement (on August 8, 2008, the Company’s common stock officially started to trade on the NYSE under the same ticker symbol “GSI”).  Such approval was not required at consummation of the private placement because the securities issued and issuable in connection with the transaction did not at that time constitute 20% or more of the then outstanding stock of the Company.

In addition, the Company was not aware that Section 312(c) of the NYSE listed company manual is construed in such a manner that if securities previously issued in a past transaction such as the Private Placement are adjusted in accordance with their terms resulting in an increased number of shares of common stock to be issuable (i.e. in this case, either following conversion of the adjusted Notes or exercise of the adjusted December 2007 Warrants (each as discussed in more detail below)), the Company must combine the amount of such increased issuable shares with the securities issued at the consummation of the underlying transaction as well as look back to the outstanding stock of the Company at the time of the consummation of the transaction to determine if the twenty percent threshold has been met.   As such, at the time (i) the senior convertible notes in the aggregate principal amount of $40,000,000 (the “Notes”) issued as part of the Private Placement were adjusted with respect to the conversion price reduction in May 2009, and (ii) the warrants issued as part of the Private Placement (the “December 2007 Warrants”) were adjusted in December 2009 to reduce the exercise price and increase the underlying shares of common stock of by an additional 2,745,994 shares, the Company was not aware that shareholder approval was then required and thus did not then obtain any shareholder approval of the Private Placement, such adjustments to the Notes or December 2007 Warrants or any related issuances of common stock issued upon conversion of the adjusted Notes or that may be issued upon exercise of the adjusted December 2007 Warrants.

With respect to the Registered Direct Offering, the Company did not obtain shareholder approval prior to the consummation of the transaction because shareholder approval was not required prior to the issuance of the securities in such transaction under Section 312 of the NYSE listed company manual.  Such approval was not required at consummation of the Registered Direct Offering because the securities issued and issuable in connection with the transaction did not at that time constitute 20% or more of the then outstanding stock of the Company.   However, as stated above, prior to the consummation of the Registered Direct Offering, the Company did not obtain the requisite shareholder approval of the adjustment to the December 2007 Warrants made in connection with the registered direct offering.  As discussed above, such approval has now been obtained and in any event, the Company has also elected to include Registered Direct Offering and related issuances in the shareholder approval to ensure compliance with the NYSE listed company manual as well as the related stock purchase agreement.

Private Placement Transaction and Description of December 2007 Warrants and Notes

On December 13, 2007, the Company effectuated the Private Placement and entered into a Securities Purchase Agreement (the “December 2007 SPA”) with certain institutional investors (the “Purchasers”). Pursuant to the December 2007 SPA, the Company agreed to sell to the Purchasers (i) the Notes in the aggregate principal amount of $40,000,000 and (ii) the December 2007 Warrants to purchase an additional aggregate amount of 1,154,958 shares, subject to adjustment, of Common Stock of the Company.

The Notes bear initial interest at 3% per annum, which is increased each year as specified in the Notes, payable semi-annually in cash or shares of Common Stock. The Notes have a five year term through December 12, 2012. They are convertible into shares of Common Stock, subject to anti-dilution adjustments. The initial conversion price of the Notes at the time of issuance was $12.47 per share.  As of December 13, 2008, the Company has had the right to redeem the Notes at 100% of the principal amount, plus any accrued and unpaid interest, provided that the market price of the Common Stock is at least 150% of the then applicable conversion price for 30 consecutive trading days prior to the redemption.

The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Zuosheng Yu, the Company's Chairman and Chief Executive Officer, as evidenced by a pledge agreement entered into concurrently with the December 2007 SPA. The Notes are subject to customary events of default for convertible securities and for a secured financing.

The December 2007 Warrants may be exercised at any time on or after May 13, 2008 until they expire on May 13, 2013.  The Company filed a Form S-1 registration statement registering the resale by the Purchasers of the shares of Common Stock underlying the Notes and the December 2007 Warrants that was declared effective by the SEC on May 7, 2008.

According to the terms of the Notes, on May 7, 2009, the conversion price of $12.47 per share was reset to the market price, which is defined as the lower of $12.47 or the average of the weighted average price of our common stock for 30 consecutive days preceding May 7, 2009.  This resulted in a reset of the conversion price to $4.2511 per share and because of the lower conversion price, an increase in the number of shares of Common Stock to be issued upon conversion of the Notes (by way of illustration, based on the original $12.47 conversion price per share provided for in the Notes and excluding the interest payments accrued and payable thereunder, the $40 million principal amount of the Notes was convertible into 3,207,699 shares of Common Stock, whereas based on the $4.2511 conversion price per share effective after the conversion price was reset in accordance with Section 7(f) of the Notes and excluding the interest payments accrued and payable thereunder, the $40 million principal amount of the Notes was convertible into 9,409,330 shares of Common Stock).

As of December 31, 2009, $36.7 million in principal amount of the December 2007 Notes has been converted into Common Stock and $3.3 million of principal remains outstanding.

The Company entered into the Private Placement, and issued the related Notes and December 2007 Warrants, in order to raise capital for general corporate or working capital purposes, which may have included, among other things, capital expenditures, repaying indebtedness, funding acquisitions and investments.  The Company received net proceeds of approximately $36,405,500 from the Private Placement, all of which have been or are to be used for the general corporate or working capital purposes described above.  The shares issued or to be issued with respect to conversions of the Notes or exercises of the December 2007 Warrants have and would be issued by the Company to ensure compliance with the provisions of such securities.  Other than the proceeds that would be received by the Company with respect to the exercise price of the warrants if exercised for cash, the Company has not and would not receive any proceeds upon conversion of the Notes or the exercise of the December 2007 Warrants.  Any such proceeds the Company did receive would be used for the general corporate or working capital purposes described above.  As of May 1, 2010, none of the December 2007 Warrants had been exercised.

Shareholder Approval of the Private Placement

Section 4(o) of the December 2007 SPA requires the Company to obtain shareholder approval of the issuance of all of the Notes, the December 2007 Warrants and the Common Stock underlying both the Notes and the December 2007 Warrants in accordance with applicable law and the rules and regulations of the NYSE.  In connection with the Private Placement, the Company entered into a voting agreement with Zuosheng Yu, the Company’s Chairman and Chief Executive Officer, and Victory New Holding Limited whereby such shareholders agreed to vote in favor of the approval of the Private Placement.

Registered Direct Offering, Warrant Reset Agreements and Description of December 2009 Warrants

  On December 30, 2009, the Company effectuated the Registered Direct Offering and sold to certain institutional investors an aggregate of 5,555,556 shares of Common Stock and warrants to purchase 2,777,778 shares of Common Stock (the “December 2009 Warrants”) in the Registered Direct Offering pursuant to the terms of a Securities Purchase Agreement (the “December 2009 SPA”).  The December 2009 Warrants represent the right to purchase an aggregate of up to 2,777,778 shares of Common Stock at an initial exercise price of $5.00 per share. Each such warrant may be exercised at any time on or after six months and one day following December 30, 2009.

In connection with the Registered Direct Offering, on December 24, 2009, the holders of the December 2007 Warrants entered into Warrant Reset Agreements (“Warrant Reset Agreements”) with the Company that resulted in the exercise price of such warrants being reduced from $13.51 per share to $5.00 per share and the number of shares of Common Stock issuable upon exercise of such warrants being increased by 2,745,914 shares (the “Reset Shares”), from 1,154,958 to 3,900,872. Certain anti-dilution provisions included in the terms of the December 2007 Warrants may have been triggered by the issuance of the Common Stock and December 2009 Warrants in the Registered Direct Offering.  Rather than giving the full effect of the anti-dilution provisions in the December 2007 Warrants, the Company entered into the Warrant Reset Agreements that reduced the exercise price of the December 2007 Warrants by a lesser amount than had we reduced the exercise price in accordance with the terms set forth in the December 2007 Warrants.  The Warrant Reset Agreements also provided for a smaller number of anti-dilution shares than would have been required to be issued upon exercise under the December 2007 Warrants.

The Company entered into the Registered Direct Offering, and issued the related shares of common stock and December 2009 Warrants, in order to raise capital for general corporate or working capital purposes, which may include, among other things, capital expenditures, repaying indebtedness, funding acquisitions and investments.  The Company received net proceeds of approximately $23,415,000 from the Registered Direct Offering, all of which have been or are to be used for the general corporate or working capital purposes described above.  The shares to be issued with respect to the exercise of the December 2009 Warrants would be issued by the Company to ensure compliance with the provisions of such securities.  Other than the proceeds that would be received by the Company with respect to the exercise price of the warrants if exercised for cash, the Company would not receive any proceeds upon the exercise of the December 2009 Warrants.  Any such proceeds the Company did receive would be used for the general corporate or working capital purposes described above.  As of May 1, 2010, none of the December 2009 Warrants have been exercised.

Shareholder Approval of the Registered Direct Offering and Warrant Reset Agreements

Section 4.16 of the December 2009 SPA requires that the Company obtain shareholder approval, if required by the applicable rules and regulations of NYSE, from the Company’s shareholders with respect to the transactions contemplated by the December 2009 SPA and the Registered Direct Offering as well as the transactions contemplated by the December 2007 SPA and the transaction documents related thereto, including the issuance  of the Notes and the December 2007 Warrants (as amended by the Warrant Reset Agreements) and any shares of Common Stock issuable upon the conversion of the Notes or exercise of the December 2007 Warrants (as amended by the Warrant Reset Agreements), including without limitation the shares of Common Stock issued or issuable upon conversion of the Notes and the Reset Shares.

NYSE Applicable Rules

As described above, Section 312 of the NYSE listed company manual requires that the Company obtain shareholder approval of the transactions and securities issuances made in connection with the Private Placement and the Registered Direct Offering, including without limitation the shares of Common Stock issued or issuable upon conversion of the Notes or the exercise of the December 2007 Warrants.

General Effect on Rights of Existing Security Holders

In addition to the modification to the December 2007 Warrants as described above pertaining to the Warrant Reset Agreements, the issuance of the shares of common stock (i) issued in the Registered Direct Offering, (ii) issued upon conversion of the Notes, and (iii) issuable upon exercise of the December 2007 Warrants or December 2009 Warrants, has and would dilute the equity interest and the earnings per share of existing holders of the common stock of the Company.  Such dilution may be substantial depending upon the amount of shares issued.  Other than the dilutive impacts of having additional shares outstanding as described above, the relative voting and other rights of holders of the common stock will not be altered by the authorization and issuance of the additional shares of common stock.  Each share of common stock will continue to entitle its owner to one vote.

DESCRIPTION OF CAPITAL STOCK

The following description of the Company’s capital stock summarizes the material terms and provisions of the Common Stock and Series A Preferred Stock, which is the only series of the Company’s preferred stock that is currently authorized and outstanding.  For the complete terms of Common Stock and Series A Preferred Stock, please refer to the Company’s Articles of Incorporation, as amended to date, and Bylaws, all of which have been filed as exhibits have been included as exhibits to previously filed SEC reports.  Our authorized capital stock consists of 200,000,000 shares, $0.001 par value. As of April 1, 2010, there were 51,855,695 shares of Common Stock issued and outstanding and 3,092,889 shares of Series A Preferred Stock issued and outstanding.

Common Stock

The holders of the Company’s Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. The Company’s Common Stock does not carry cumulative voting rights, and holders of more than 50% of the Company’s Voting Stock have the power to elect all directors and, as a practical matter, to control our company. Holders of the Company’s Common Stock are not entitled to preemptive rights, and the Company’s Common Stock may only be redeemed at the Company’s election.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefore. Upon the Company’s liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of preferred stock, holders of the Company’s Common Stock are entitled to share ratably in its assets legally available for distribution to the Company’s stockholders. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

As of April 1, 2010, the Company had 3,092,899 shares of  Series A Preferred Stock issued and outstanding. The Series A Preferred Stock is not convertible into Common Stock. The 3,092,899 shares of Series A Preferred Stock have an aggregate voting power equal to 30% of the combined voting power of the Company’s Common Stock and preferred stock as long as the Company is in existence.

The Company’s Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of the Company’s liquidation, dissolution or winding up, senior to Common Stock. The Company’s Series A Preferred shall be entitled to received dividends only as, when and if such dividends are declared by the Board of Directors. In the event of a liquidation, dissolution or winding up, the Company is required to pay to the holder of each share of Series A Preferred Stock, the amount paid to the Company for each share of Series A Preferred Stock plus any accrued and unpaid dividends with respect to such shares of Series A Preferred Stock through the date of liquidation, dissolution or winding up. The Series A Preferred Stock is not redeemable.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The Company’s Board of Directors has determined that the actions described below are in the best interests of the Company and has directed the executive officers of the Company to take all actions required to secure the approval thereof by the Company’s stockholders by consent.

The following actions were taken based upon the unanimous recommendation of our Board of Directors and the written consent, dated April 7, 2010, of the consenting stockholders, including all of the Company’s executive officers and directors and the holder of the Series A Preferred Stock, collectively representing 59.0% of the Company’s issued and outstanding shares of Voting Stock, approving the following actions pursuant to Nevada Revised Statutes 78.320:

(1)  the ratification of the Private Placement and the issuance to investors of the Notes and December 2007 Warrants, and the approval of the issuance of the 1,154,958 shares of Common Stock that may be issued upon exercise of the December 2007 Warrants, and the ratification of or approval of, as applicable, issuance of any and all shares of Common Stock that have been issued or may be issued upon the conversion of the December 2007 Notes, all as described in the December 2007 SPA and related Transaction Documents (as defined in the December 2007 SPA) in accordance with the terms thereof;

(2) the ratification of the Company’s issuance of additional shares of Common Stock resulting from conversion of the Notes after the application of the conversion price reset provision included in Section 7(f) of the Notes which reset the conversion price of the Notes to $4.2511 per share of Common Stock and increased the number of shares of Common Stock to be issued upon conversion of the Notes (by way of illustration, based on the original $12.47 conversion price per share under the Notes and excluding the interest payments accrued and payable thereunder, the $40 million principal amount of the Notes was convertible into 3,207,699 shares of Common Stock, whereas based on the $4.2511 conversion price per share after the conversion price was reset in accordance with Section 7(f) of the Notes and excluding the interest payments accrued and payable thereunder, the $40 million principal amount of the Notes was convertible into 9,409,330 shares of Common Stock);

 (3) the ratification of Registered Direct Offering and the issuance to investors of 5,555,556 shares of Common Stock and the December 2009 Warrants issued in the Registered Direct Offering, and the approval of the issuance of the 2,777,778 shares of Common Stock that may be issued upon exercise of the December 2009 Warrants, all as described in the December 2009 SPA and related Transaction Documents (as defined in the December 2009 SPA) in accordance with the terms thereof; and

 (4) the approval of the issuance of the Reset Shares that may be issued to the holders of the December 2007 Warrants, upon exercise thereof, as a result of Warrant Reset Agreements whereby the exercise price of the December 2007 Warrants was reduced from $13.51 to $5.00 per share of Common Stock and the number of shares of Common Stock to be issued upon exercise of the December 2007 Warrants was increased by from 1,154,958 to 3,900,872 shares.

By Order of the Board of Directors,

General Steel Holdings, Inc. /s/ John Chen John Chen Secretary Beijing, China May 18, 2010